Exhibit 99.2

February 8, 2013

Dear Shareholder,

I am pleased to announce our Corporation had an incredible year in 2012. We surpassed the $2.0 billion dollar mark in assets under management, and our net income for 2012 was $12.21 million, a 19.55% increase over 2011. The Corporation paid total cash dividends of $0.80 per share in 2012, which represents a 5.26% increase when compared to the total cash dividends paid per share in 2011. Based on the Corporation’s average stock price of $22.69 for the month of December 2012, the annualized cash dividend yield was 3.53%. Below you will find select highlights from 2012, and in April you will receive more detail in our annual report.

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The increase in net income was primarily the result of the strategic restructuring of certain investment securities and borrowings in the first quarter of 2012, and a significant increase in the gain on the sale of long term fixed rate residential mortgages to the secondary market.

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Total assets at year-end were $1.43 billion and assets under management, which includes loans sold and serviced and assets managed by our Investment and Trust Services Department, were $622.73 million. This brings our combined total assets under management to $2.05 billion.

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The ratio of nonperforming loans to total loans was 1.00% as of December 31, 2012. In comparison, the average percentage for all bank holding companies in our peer group was 2.48% as of September 30, 2012 (peer group ratios are not yet available for December 31, 2012).

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Risk based capital to risk adjusted total assets ratio was 14.48% as of December 31, 2012. This is exceptionally sound when compared to the 8.00% ratio required to be considered as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

I would also like to recognize two recent retirements from our Board; Mr. James C. Fabiano and Mr. Dale D. Weburg. Mr. Fabiano has been a director of Isabella Bank since 1979 and the Corporation since 1988. He served as the Corporation’s Chairman from 2004 to 2010. Most recently, he served on the Loan, Nominating and Corporate Governance, and Compensation and Human Resource Committees. Mr. Weburg has served as a director of the Breckenridge Division of the Bank since 1987 and the Bank and Corporation Boards since 2000. Most recently, he served as chairman of our technology subsidiary, Financial Group Information Service as well as served on the Board’s Compensation and Human Resource Committee.

On behalf of the Isabella Bank Corporation and Isabella Bank Boards, I would like to express our sincere appreciation to these gentlemen for their dedication and service to our Bank. Both Mr. Fabiano and Mr. Weburg’s strong leadership qualities, astute business sense and passion for our local communities have been tremendous assets to our Bank. We wish them the very best in their retirement as they devote more time to their own businesses.

Our Annual Shareholder meeting is on May 7, 2013 at 5:00 pm at the Comfort Inn and Conference Center in Mt. Pleasant and I hope to see you there. This is a great opportunity for us to visit, answer questions, and share our vision for the future. If you have any questions or concerns, please call me directly at (989) 779-6230 or contact me through email at rbarz@isabellabank.com

Richard J. Barz, CEO